SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  November 15, 2004

WEST CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-21771	47-0777362

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

11808 Miracle Hills Drive, Omaha, Nebraska		68154

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code  (402) 963-1200

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Amendment of Material Definitive Agreement

     Amended and Restated Credit Agreement

     On November 15, 2004, West Corporation entered into an Amended and Restated Credit Agreement (the “Amended and Restated Credit Agreement”) with Wachovia Bank, National Association, as agent (“Wachovia”), certain domestic subsidiaries of West, as guarantors, and the various lenders party thereto, as lenders. The Amended and Restated Credit Agreement amends the Credit Agreement, dated as of May 9, 2003, by and among the parties (the “Original Credit Agreement”).

     As with the Original Credit Agreement, interest accrues at a variable rate over either LIBOR or an alternative base rate based upon West’s consolidated leverage ratio. West may select either LIBOR or the alternative base rate in its discretion. The commitment fees for unused revolving credit availability also vary based upon West’s consolidated leverage ratio.

     The Amended and Restated Credit Agreement:

•	increases the revolving credit available to West Corporation from $250 million to $400 million;

•	reduces the minimum interest rate over LIBOR from 100 basis points to 75 basis points;

•	reduces the maximum interest rate over LIBOR from 200 basis points to 125 basis points;

•	reduces the maximum interest rate over the alternative base rate from 75 basis points to 25 basis points;

•	reduces the minimum commitment fee from 25 basis points to 15 basis points;

•	reduces the maximum commitment fee from 50 basis points to 25 basis points;

•	releases the previously granted security interest; and

•	amends certain negative covenants to provide West with more operating flexibility.

     Outstanding term loans advanced pursuant to the Original Credit Agreement have been repaid with revolving loans advanced pursuant to the Amended and Restated Credit Agreement. No additional term loans are provided for in the Amended and Restated Credit Agreement.

     All amounts outstanding under the Original Credit Agreement were guaranteed by certain domestic subsidiaries of West (the “Guarantors”) and were secured by pledges of all outstanding stock of the Guarantors and pledges of 65% of the outstanding stock of the foreign subsidiaries of West. Amounts outstanding under the Amended and Restated Credit Agreement are still guaranteed by the Guarantors, but all of the stock pledges granted pursuant to the Original Credit Agreement have been released. The Amended and Restated Credit Agreement also amends certain negative covenants contained in the Original Credit Agreement to provide West with more operating flexibility, including covenants relating to investments, mergers and acquisitions, liens, asset disposals, indebtedness and transfer of equity interests in subsidiaries.

     Synthetic Lease

     On November 15, 2004, West also amended its existing synthetic lease, dated as of May 9, 2004 (the “Existing Synthetic Lease”), among West Facilities Corporation, as lessee (the “Lessee”), the Guarantors, as guarantors, Wachovia, as agent, Wachovia Development Corporation, as borrower and lessor, and the various lenders party thereto, as lenders, (the “Amended Synthetic Lease”).

     The Amended Synthetic Lease incorporates all of the changes made to the negative covenants in the Amended and Restated Credit Agreement. The Amended Synthetic Lease also provides that, to the extent any consent or waiver is granted by the lenders under the Amended and Restated Credit Agreement, the lenders under the Amended Synthetic Lease will be deemed to have also provided such consent or waiver under the Amended Synthetic Lease.

     As with the Amended and Restated Credit Agreement, interest in connection with the Amended Synthetic Lease accrues at a variable rate over either LIBOR or the alternative base rate based upon West’s consolidated leverage ratio. West may select either LIBOR or the alternative base rate in its discretion.

     The Amended Synthetic Lease also:

•	reduces the minimum amount payable over LIBOR for advances in excess of 12% of the property costs from 100 basis points to 75 basis points;

•	reduces the maximum amount payable over LIBOR for advances in excess of 12% of the property costs from 200 basis points to 125 basis points;

•	reduces the minimum amount payable over LIBOR for advances not in excess of 12% of the property costs from 150 basis points to 125 basis points; and

•	reduces the maximum amount payable over LIBOR for advances not in excess of 12% of the property costs from 200 basis points to 175 basis points.

•	reduces the maximum amount payable over the alternative base rate for advances in excess of 12% of the property cost from 75 basis points to 25 basis points; and

•	reduces the maximum amount payable over the alternative base rate for advances not in excess of 12% of the property costs from 125 basis points to 75 basis points.

     [West has in the past engaged Wachovia Securities, an affiliate of Wachovia, to provide West with investment banking services, and may do so again in the future.]

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEST CORPORATION
DATE: November 15, 2004	/s/ Paul M. Mendlik
Paul M. Mendlik
Chief Financial Officer